EXHIBIT 10.3

Summary of Executive Bonus Plan

On August 21, 2009, the Compensation Committee of our Board of Directors adopted a new executive bonus plan for our eligible executive officers to be effective for the quarterly periods ending September 30, 2009 and December 31, 2009 in replacement of a prior executive bonus plan, previously adopted on February 29, 2005, as amended on January 1, 2008. The new plan was adopted by the Compensation Committee after consideration by the Committee of our compensation philosophies, principles and processes as described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on April 30, 2009. These philosophies, principles and processes provide for periodic review by the Committee of the performance of our executive officers, the components of their compensation and the effectiveness of our compensation programs in rewarding the contributions of our executive officers towards enhancing our specific business goals while retaining and motivating high quality individuals. In adopting the new executive bonus plan for the third and fourth quarters of 2009, the Committee considered the changed economic environment under which the Company has been operating and continues to operate together with recent competitive market data and the executive compensation report provided to the Committee in December 2007 by its independent compensation advisors, Towers Perrin.

Under the new executive bonus plan, each of our eligible executive officers are eligible to receive the following for the quarterly periods ending September 30, 2009 and December 31, 2009: (i) a quarterly bonus for each of Frank F. Khulusi, President and Chief Executive Officer, Brandon H. LaVerne, Chief Financial Officer, Kristin M. Rogers, Executive Vice President — Sales and Marketing and Daniel J. DeVries, Executive Vice President — Consumer, computed at the percentages set forth in the table below of the company’s consolidated adjusted pre-tax income for such quarter, subject to such consolidated adjusted pre-tax income being equal to or greater than two thirds of a pre-determined targeted adjusted pre-tax income for such quarter and (ii) an additional quarterly bonus of for the foregoing executive officers in the amounts set forth in the table below if the company’s quarterly adjusted income achieved for each of the bonus periods discussed above is greater than a pre-determined targeted adjusted pre-tax income for such quarter. For purposes of the executive bonus plan, “adjusted pre-tax income” is defined as the Company’s consolidated pre-tax income for the applicable quarter, less certain costs that are excluded from the calculation on a quarterly basis by the Compensation Committee in its sole discretion.  In addition to participation in the executive bonus plan, as described above, all of our executive officers are eligible for discretionary bonuses as determined from time to time by our Compensation Committee.

The maximum participation percentage and additional quarterly bonus for our executive officers currently eligible to participate in the plan is as follows:

PLAN PARTICIPANT	Maximum Percentage Participation In Quarterly Bonus	Maximum Additional Quarterly Bonus

Frank F. Khulusi President and Chief Executive Officer	3.8%	$95,000

Brandon H. LaVerne Chief Financial Officer	1.2%	$30,000

Kristin M. Rogers Executive Vice President—Sales and Marketing	1.2%	$30,000

Daniel J. DeVries Executive Vice President—Consumer	1.2%	$30,000

The Compensation Committee may amend the foregoing percentages and amounts from time to time in its sole discretion. In addition, the Compensation Committee may in its sole discretion reduce the amounts that would otherwise be payable to any participant for any period (including a complete elimination of all amounts identified under the table above for the period). Any such reduction may be based on quantitative or qualitative factors determined in the discretion of the Compensation Committee.